AMERCO (UHAL)

F3Q08 (Qtr End 12/31/07) Earnings Call

February 7, 2008 10:00 am ET

Executives

Jennifer Flachman - Director of IR

Joe Shoen - Chairman and President

Rocky Wardrip - Assistant Treasurer

Jason Berg - Chief Accounting Officer

Analysts

Ian Gilson

Jim Barrett

Ross Haberman

Simon Willis

Presentation

Operator

Good morning. My name is Andrea, and I will be your conference operator today. At this time, I would like to welcome everyone to the AMERCO third quarter fiscal 2008 investor conference call. (Operator Instructions)

Thank you. Ms. Flachman, you may begin your conference.

Jennifer Flachman

Thank you for joining us today, and welcome to the AMERCO third quarter fiscal 2008 investor call. Before we begin, I would like to remind everyone that certain of the statements during this call regarding general revenues, income and general growth of our business, constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Certain factors could cause actual results to differ materially from those projected. For a brief discussion of the risks and uncertainties that may affect AMERCO's business and future operating results, please refer to Form 10-Q for the quarter ended December 31, 2007, which is on file with the Securities and Exchange Commission.

Participating in the call today will be Joe Shoen, AMERCO's Chairman. I will now turn the call over to Mr. Shoen.

Joe Shoen

Good morning. This is Joe Shoen. I am speaking you to you from Phoenix, Arizona. Rocky Wardrip, our Assistant Treasurer and Jason Berg our Chief Accounting Officer are on the call with me today and they will both be available for questions.

U-Haul continued to experience a tough revenue and transaction environment in the just finished third quarter. At the same time, we continued to reap the expense line benefits of the heavy investments we've made in truck replacements over the past 30 months. The primary cost reduction was in repair and maintenance expense on trucks that are no longer in our rental fleet, in other words retired vehicles.

We will continue to aggressively bring in new truck replacements through at least the next two quarters. Our new rental truck rate making system we introduced late last spring is starting to show some results. It allows us to manage with more precision in many small markets we serve and U-Haul's distinguished from it's competitors in that we are in many small markets.

We continue to show rate leadership where we can do so without adversely effecting market share. I intend for us to continue to do this, however, overall rates remain depressed. As I mentioned repair and maintenance was a bright spot in the quarter and it was largely a result of decisions made a year or more ago. At the point of sale, my current efforts are focused on improving the rental experience of our existing customer base. Working on the fundamentals of blocking and tackling in our business will clearly deliver improved results over the long-term.

I'm watching the macro environment in terms of fuel issues and sustainability issues. I don't believe they are presently impacting on results but I think they are capable of doing so. My intent is to have U-Haul positioned a little bit ahead of problems should they arise.

Overall U-Haul equipment rentals will likely be very tight in the fourth quarter. As I have indicated before, U-Haul is vulnerable to bad winter weather as this late in the year aloss of gross revenue flows disproportionately to the bottom line. On the other hand, our U-Haul self-storage product does not have this same issue and is more predictable. On the insurance company front, both the insurance companies continue to deliver results at planned levels. You should expect them to continue to do so over the near term.

We'll now go to the question-and-answers.

Jennifer Flachman

Andrea, we're ready for question-and-answers.

Joe Shoen

Andrea, this is Joe at U-Haul. We would like to go to question-and-answers.

Question-and-Answer Session

Operator

At this time, sir, your first question comes from Ian Gilson.

Joe Shoen

Well, how are you, Ian?

Ian Gilson

Good results. Very good results. I do have a question regarding the operating segment's results and I noticed that SAC Holding revenue dropped from $10.8 million to $3.55 million and the earnings from operations dropped to $3.01 to $0.85 million. Did they sell properties or what happened here?

Jason Berg

Hi, Ian. This is Jason. During the quarter SAC Holding II was deconsolidated from our financial statements. SAC Holding II's parent company, Blackwater, made a contribution to SAC Holding II, that triggered a reevaluation of its consolidated status with us. We made that evaluation and based upon our accounting analysis of the facts and circumstances, they were deconsolidated effective October 31st. So, the results shown in the financial statements you're looking at for fiscal 2008, the third quarter includes only one month of activity for SAC Holding II. In future periods, we will not be consolidating any new activity from SAC Holding II.

Joe Shoen

I would add to that that I consider this a blessing. The last four years we've been stuck in an accounting convention that caused us to consolidate certain of the income and expenses of that company, although that didn't reflect any of the actual economic benefit either way. Going ahead, you'll see the SAC relationship in management fee income and interest income and that will be more predictable, and it also indicates true economic affect.

Ian Gilson

Okay. So there is an impact on the overall income statement, but it's like a minority ownership.

Jason Berg

No, not exactly. We won't be showing any of their future income. Now we still have to consolidate their activity through October 31st, so you are going to see those numbers remain in the financial statements as long as those historical periods are shown, but going forward any new activity will not be consolidated.

Ian Gilson

You have no financial interest in SAC II?

Jason Berg

No. We no longer consolidate SAC II. But we still have junior notes with them, interest income and we also manage their storage properties for them. We will receive management fees from them, which will show up in the U-Haul financial statements as management fee income.

Joe Shoen

Which is precisely what the economic relationship has been, but the accounting presentation has been subject to certain accounting conventions that aren't always head on with the economic relations should be. And now these two are going to mirror each other more closely. Including them in our gross revenue is confusing, but including them in our interest income which we do get actual interest income management fee income and of course, to the extent they are U-Haul dealers or they do U-Haul revenue, of course, we see all that revenue. So there is still a lot of flows, but the flows are presented on an income statement basis, which is really where the economic interest is.

Ian Gilson

Okay. Since you do get the benefit of the U-Haul dealer on the storage side, is SAC II growing, stable, declining? Can you give us an idea of what that U-Haul revenue stream might look like?

Jason Berg

The U-Haul revenue stream that we receive from the management fee...

Joe Shoen

No, no he means the truck…

Ian Gilson

Yeah. The truck rental from the sites that are in the SAC II and other SAC properties.

Joe Shoen

They very much mirror the entire company. So I can't give you, I don't have it in my command their actual quarter results. They are going to be very much -- mirror the whole company. So in other words they were flat for the quarter or maybe up a tiny of a percent or something. There is no prospect of them diminishing, Ian, but I would expect them to grow at or below the company’s overall because SAC’s not adding the locations in the -- going ahead as we add a location. The intent is to add it at the U-Haul level and not at the SAC level. So you would see hopefully more growth at the U-Haul level.

Ian Gilson

Okay. Great. Thanks very much.

Operator

Your next question comes from the line of Jim Barrett.

Jim Barrett

Good morning, everyone.

Joe Shoen

Good morning, Jim.

Jim Barrett

Joe, you talk about that in a couple of quarters as you see the above average investment in trucks coming down, can you give us any sense as to what the - first of all, what the order of magnitude that might represent?

Joe Shoen

If I said that, I misspoke a little bit. For the next two quarters, I expect to continue to be aggressive which is about what you've seen going on, okay. I think we're -- Jason you might correct me, we have something like 7,000 to 10,000 trucks we're committed to right now and that's a strong replacement, I am hedging my bet as to what I’ll do mid-summer, in other words going into the second quarter of the new year, which should be more than 180 days from now because we're kind of getting somewhere near the tipping point where we've done enough replacement and if were not going to see increased revenue which we haven't seen as you know, Jim, over the last 16 months -- if we're not going to see increased revenue than we shouldn't increase the truck fleet.

I wish I could, it may sound very crude to you that this could be a 5,000 or 7,000 truck window but that's really about as precise as it can be. Somewhere in there, where I think we've replaced trucks that we needed to do aggressively and we would go into a more normal cycle, which very likely would be this August or September. And that would be a reduction, a guess at that, Jim would be to take and put it at 10,000 trucks annually.

Jim Barrett

On a going forward basis is that sort of beyond this summer that would be sort of a broad run rate?

Joe Shoen

I think that would be with the exception that if we saw some big market opportunity but there has been no big market opportunity we've identified over the last 16 months. So I mean, I am the eternal optimist, I am always looking for it, but we're not going to spend money based on optimism. We're going to have a definite plan and see something that we can pro forma out over a period of years.

Jim Barrett

If it comes to that, Joe, doesn't that mean your capital expenditures do come down markedly?

Joe Shoen

They come down -- I would defer to Rocky as to exactly how that trickles through the whole financial statement because it's never direct but ordinarily my experience is when those come down you pick up a little bit of income. Rocky, you might comment on that.

Rocky Wardrip

Yeah. And my guess, Jim, and depending on the mix what you're putting in, is that would probably bring annual truck expenditures down on a net basis just somewhere between $200 million and $225 million.

Jim Barrett

And then I would add to that the -- whatever investments you're making in self-storage to get an idea what your gross CapEx is?

Rocky Wardrip

That's correct.

Jim Barrett

Okay. Joe, if the firm does….

Operator

(Operator Instructions) Your next question comes from the line of Ross Haberman.

Ross Haberman

How are you?

Joe Shoen

Good morning.

Ross Haberman

I think you might have cut Barrett off, but I am sure he will come back on. Joe, a follow up to his question, what is the cap -- have you said what the capital expenditures are going to be calendar '08 in total?

Joe Shoen

No, we haven't. We actually do that calculation based on the fiscal year which is, as you know, March 31 anniversary. So, no, we haven't. Rocky may have, of course, he's constantly projecting it on a rolling basis, but I don't know Rocky.

Ross Haberman

What have you spend to date, Rocky, if I may ask?

Rocky Wardrip

I beg your pardon.

Ross Haberman

What have we spent for the nine months, I guess for CapEx?

Rocky Wardrip

Jason, do you have that number handy. I don't have it on my fingertips.

Jason Berg

Including everything we've for the nine months it was $440 million of which truck purchases are the largest portion of that. That also includes all other CapEx too which would include storage.

Joe Shoen

Is that a net or is that a gross number?

Jason Berg

That's a gross number.

Joe Shoen

Okay. Because this is very confusing and…

Ross Haberman

Well, the net would be less the trucks you've sold?

Jason Berg

Yeah. Our sales of property, plants and equipment during the period were $134 million.

Ross Haberman

So is roughly about $300 million net is what you're saying?

Joe Shoen

Yeah, may be $310 million.

Ross Haberman

Okay.

Rocky Wardrip

And so far for next fiscal year I believe we have orders of approximately about $157 million of equipment plus and that would be on van trucks plus roughly replacement of cargo vans and pickups that would maybe equate to somewhere around the $105 million on a gross basis.

Ross Haberman

So that would be, you're saying about $260 million gross.

Rocky Wardrip

Yeah. And that's a gross basis. So keep in mind, we'll be selling 9,000 pickups and cargo vans which will probably bring proceeds somewhere close to, roughly about $10 million less than what we are investing in the next year.

Ross Haberman

So you're saying, you think they're going to get back as much as $250 million, is that correct?

Rocky Wardrip

No, I am saying on the cargo and vans, which are roughly about, say, roughly a $100 million that will probably have sales proceeds of somewhere north of $90 million.

Ross Haberman

I got you. Okay. All right. Just two other questions, if I may. Going back to the deconsolidation of SAC, you showed $850,000 and I guess the income for the quarter there. You said that number was a three months or a two months number and is that number a combination of the interest as well as the management fee?

Jason Berg

That is a one-month number and that is SAC Holding II income statement. That isn't our interest in SAC Holding II, that's their whole financial statement.

Ross Haberman

That's their whole financial statement. So you're saying you have earned a piece of that, is that what you're saying, both interest and management fee for the quarter?

Jason Berg

I think I'll start from the beginning on that. What we consolidate into our financial statement is the SAC Holding II entire financial statement. So it's their entire income statement and balance sheet, which would include all of their revenues and all of their expenses. Some portion of their expenses is revenue on U-Haul's books because they pay us for management fees and they also pay us interest expense, so in the consolidated financial statements you'll see some elimination columns that seek to eliminate those items. As of October 31st, their entire income statement and balance sheet will be removed going forward, what will remain is that we will continue to record management fees and interest income from that and that will show up on the U-Haul income statements.

Ross Haberman

Do you have an estimate of what those numbers are on a monthly or quarterly basis?

Jason Berg

What I can tell you is, I don't have that at my fingertip how much we get from them in fees, but what I can say is that the net income after tax from SAC Holding II that combines up to AMERCO has been in the order of $300,000 to $500,000 a year. So it's a very inconsequential number in the past.

Joe Shoen

We may be getting two different questions here. This is Joe again. There is an accounting convention called FIN 46, so we had been required to follow through October and they required us to consolidate something that in my opinion and I'm not a CPA, we had no economic interest in. At the same time, we have always been booking into both the interest line and in a line of management fee, which I am not sure if that's consolidated with general storage -- it's called out, it's a separate item called management fees. That's money we've -- real money we've been getting from SAC and we will continue to get it and it would be our intent that it would continue to grow modestly.

Ross Haberman

That's the $300,000 to $500,000?

Rocky Wardrip

No.

Joe Shoen

The $300,000 to $500,000 was the, I will call it phantom income at risk of being chastised by the accountants. But it was their income that accounting conventions required us to book, okay. And even in some past years, it was a loss, and we still had to book it. This new set of facts on SAC that allows us to not show that should simply clarify our books and remove an item from going ahead that nobody including myself can very easily predict. And instead, we'll see management fee income which we get depending on the properties we get a sliding scale that kind of roughly averages 6% but it could be I think 4% to 10% depending on the contracts, Jason, 4% to 8%, or do you know?

Jason Berg

4% to 10%

Joe Shoen

4% to 10%. But that's since it's based on their gross revenues that's pretty -- that's a little bit predictable.

Ross Haberman

All right.

Joe Shoen

And that shows up as management fee, at the same time, we have various loans to various SAC entities lumped together for this discussion purpose and those all have a current interest pay so that comes through on the interest line for us.

Ross Haberman

Interest income.

Joe Shoen

Income. Then of course, should they reduce principal then it would come through, of course, obviously at the balance sheet. So going ahead you're going to see the two line items management fees and the interest income and they're going to largely define our relationship with the SAC entity. Now, additionally, those locations I believe in a 100% of the cases, also, function as U-Haul dealers, they rent U-Haul trucks and trailers and a substantial amount of them. So that income will, as I said when I talked with Ian, that will continue to behave very much like our total gross income, although, probably, lagging a little bit behind over a five-year basis because it's unlikely that SAC will increase its total number of outlets over that time and it's likely U-Haul will.

Ross Haberman

Those two numbers; the fee income as well as the interest income for the nine months, do you have that Jason. What the cash number to you was?

Jason Berg

Well, I'll give you the last quarter.

Ross Haberman

Sure.

Jason Berg

I think the September which was the last full three months that we had. That number was $750,000 of management fees and $1.7 million of interest income.

Ross Haberman

Those were quarterly cash numbers to you for the three months?

Jason Berg

Correct. And those numbers remain fairly steady throughout the year. There is no cyclicality.

Ross Haberman

Okay. Joe and just one final question, I saw you, you didn't buy any shares back. I was wondering why and I guess the question I have brought up for Jason in the past, would it pay for you at some point to include the preferred shares as part of your buyback plan?

Jason Berg

For common stocks, our window is opening up here a couple of days after the call. On the preferred stock, we've received that question and I believe that that is going to be an item that's going to be presented to the AMERCO Board for discussion. It's a good point and as far as trading that it deserves a discussion at the board level.

Joe Shoen

Yeah. This is Joe speaking. I am phenomenally risk averse and we had a terrible experience about four years ago and we're now maintaining cash and availability if you look to this company over a 20 year or 30 year timeline that's unprecedented for us, but we had a real bad experience and we are going into and in fact, may well be in a pretty hard economy right now, while we remain, we still have reasonable access to credit both for purchase and lease of trucks.

We're a fly in that whole stew, so if that market deteriorates for everybody, it's likely going to deteriorate for us. It's not deteriorated and I don't want it to, I am not implying that intent -- that it's likely to deteriorate. But we're keeping our powder dry or at least that's been my recommendation. This is a bit of a board level decision they prefer. But still our overall plan to keep a lot of dry powder just because I think we're just risk averse and it may be -- so it's really hard to evaluate are you too risk averse or is it prudent.

Right now, I kind of feel it's prudent, although, it's costing us money, because you can obviously take our average cost of debt or incremental cost of debt and put it up against the preferred and it's having a negative income statement effect every quarter.

Ross Haberman

No. I greatly appreciate your conservatism. I guess I am just asking if you do decide to buyback whatever you do, at some point does the preferred become a better, more compelling buy than the common and that's what I am sort of trying to get a feel for.

Joe Shoen

I think that's a real issue and we don't have a, right now the buyback is only on the common, but I think you're addressing a real issue and it has it's proponents in the company but we are not at a, there is nothing I have to announce or I don't want to imply an announcement that is coming tomorrow or something but you hit the nail on the head.

Ross Haberman

Okay, guys. Thanks a lot and best of luck.

Operator

You have a follow-up question from the line of Mr. Jim Barrett.

Jim Barrett

Hi. Joe, can you give us an update on the pricing in the industry, any changes there, any color you can add on that?

Joe Shoen

Jim, we're very, very much trying to function as a price leader, and not give away share and those are kind of contradictory strategies. So what that means is in market where I don't see competition and that's a lot of sorting.

Jim Barrett

Okay.

Joe Shoen

But a market where I don't see a lot of competition, I'm trying to exhibit some price leadership and even in several corridor markets that are highly competitive, I'm trying to exhibit some price leadership because, as I think you have found on your own, there are markets that are being priced well below the cost of providing service. And I don't really believe the customer wants us to do that on any consistent basis. And as a shareholder and an employee here, I don't want us to do that at any consistent basis.

So we have been trying to force prices and we did a good enough job of it in the last quarter, but that it didn't hurt us although we did get up I think our – from macro view we had increased transactions and revenue up a percent or something. But our increased transactions were significantly above our revenue increase which not exactly but very loosely indicates at least it's a tough market. Inside of that, as you know Jim, there is a lot of model mix issues size of trucks, length of rental issues.

But I remain very hopeful. I think our competitors have a hard time seeing what we do, just because the pricing matrix is so vast and any one decision maker who does some pricing analysis has a hard time really saying in a way that they could fairly represent to their company well the trend is up or the trend is down or more likely the U-Haul's holding the line, we don't need to just cut, cut, cut. As a strategy, I believe the Budget Truck Rental Company is trying to take U-Haul's price in every single corridor and drop it, one or two, or three or four whatever number they can percent. So that they can just price off of us but down, does that makes sense?

Jim Barrett

Yeah

Joe Shoen

And that's very -- if it starts to effect share I am going to respond, that's all. If the customer doesn't care if it's $10 the customer doesn't care, but on the other hand, the only reason they do it is if they thought it affected share. So in a way I am kind of forced to respond, although, for the last 90 days I've encouraged everybody who has rate setting authority in the company to give it more time and see if you can’t get it to stabilize. In other words, hold the line at a little higher.

You touched on that in the update I saw that came across my desk recently from you that showed us at a higher tier, we're not that much higher in every price, let me assure you, or we would see share go away. But on the other hand, the relationship which is Budget appears to be continuing to under cut as their sole pricing strategy. But I think that's still out there.

So we have to go in every market where they are really not competing with us or every size of truck for they are really not competing, we need to try to get a fair price and which I think we did an okay job of that in the third quarter, so we got a little teeny bit of revenue, but overall pricing is probably still down year-to-year all in. But I couldn't tell you it's 3% or 7% we are sensitive to 1% as you know.

Jim Barrett

All right.

Joe Shoen

So, if I got a 1% price increase it would be let's rent a ballroom and have a party at this end. It'd be a big deal.

Jim Barrett

All right.

Joe Shoen

So, we're pushing forward. We're going to continue to push forward. I believe the customer wants us to push forward. In the near term, however, my focus is on, we're going to be competitive on price. We'll match at the counter in all cases, so if you come to the counter and you say I just quoted Budget and he was whatever, x dollars less, my guy at the counter has full authority to say we're in and get the rental, but we're not publishing at that rate.

I think that's a reasonable thing and then I am focusing my people on the overall customer service issues. Okay, what can we do to justify our price difference given that in many cases we're going to be above them, but it's not that hard in the economy to justify 3% or 5% with service in my belief.

Now, you have to really do it, but I believe we have it and I believe we can really do it. So that's why I am driving my people who are delivering the products. I am not driving them hard on match, match, match, okay. They have a power to do it and they're doing it based on their discretion. If they think that they are going to lose the rental at the counter, I am fairly confident that they are going to match a rate if they think the rate is it all real.

And sometime that will be below our costs to providing the service and that's just how the cookie is going to crumble. But I think we -- well, I am sure that we have room to do a better job with our customers, the overall customer service experience. I believe if we -- tomorrow could patch that we'd see overall increase. And of course I see very detailed data, everyday I see locations that are up, solidly in both transactions and revenue. And these are just simply people who are managing better, Jim.

And so that becomes my challenge is to get the whole group to manage better, because we are competing for the customer's dollar in the economy and you know as much about that as anybody, the customer has choices, but still people still put a premium on service. And if they come away, it's small things, did you help carry the boxes to the car for the customer.

Well that's a pain, but over time that means something to people. We're doing a lot on the sustainability front trying to help the customer with fuel economy given that you can only do, it's a finite amount of help you give them. But we're trying to help them on fuel economy. We're working with them on things like our cardboard. I believe that the customer responds to that and is willing to overlook $15 to $20 on the price in many instances if they just see that the whole thing is just -- they are winning so many other ways, that they don't have to just beat us to death on price.

But when the price is $200 difference or $300 difference, it's a pretty, that's a tougher deal for my guy or a gal at the counter to say we will -- our products are all biodegradable, therefore, you should pay $200 more. I don't think that goes down so easy.

Jim Barrett

Right.

Joe Shoen

That's causing issues inside of length of rental and size of truck issues and it makes their strategy more viable on a $1,300 rental then it is on a $150 rental.

Jim Barrett

And then how would you characterize Penske's behavior on all that?

Joe Shoen

Penske's behavior is that they are doing Penske's game, which is typically what they have always done and they have always priced off a different rationale than we have, closer to a yield management, or a -- I'd say closer to a yield management type thing. So their price could vary 100% in a two week period. We have for more than 20 years, stayed off of those kind of swings believing that in the long run they alienate the customer, however, Penske has picked share up off of Budget more than likely with that strategy.

And now we pick share up off of Budget with our strategy. So Penske is a little different and they often will do a rate, and I can't quote you a rate that's current out of Florida. But they've often done a rate which is $175 out of Northern Florida to any location in Long Island. A fair cost of that rental, your real cost is $400 to $500 at least.

So they are doing that, they are losing $300 every time they rent a truck and we ordinarily will not follow that rate but Penske does that and they're very much, I think have the belief that if they can move the truck immediately and of course, I don't see their books, I don't know what really happens. But if they can move the truck immediately they will rent it $300 less than their true cost, believing they're going to pick it up on the return. Our experience is on the return. We never get the whole $300 back and it's a not a zero sum game, it's a declining sum game. And we as a general rule do not do those wide fluctuations in pricing.

Jim Barrett

Actually to touch upon what you've just said, considering that the Florida, Southern Cal, Arizona and Nevada are ground zero for what's happening at least in new housing, are you seeing any change in rental behavior in those markets?

Joe Shoen

Well, California has been a lot of spikes and valleys for us. The North and the South are totally different characteristics, and I don't think that housing market explains that Jim. But they have been very volatile markets for us and I don't think we've got any kind of balance. Arizona, I would say is going ahead very much like it has in the past. It's just hard to get an increase.

Florida, we're down in revenue in Florida and I have some information that indicates to me our competitors may be down on revenue in Florida and I don't have a good explanation for it. So, unfortunately, I come back with I don't have a clear macro to communicate to you that's consistent between those three markets.

So I think you picked three that are fairly representative but if there was a common driving force you would expect to see it between those three markets always it is confused by the quality of our individual management, obscured, I don't know what the right word is, maybe confused isn't the right word but always, of course, if we're managing to a higher level we do better in any given market. And like any company, a given zone manager does a better or worst job, but overall in California, we shouldn't be doing that much different in management job than we're doing overall in Florida. I mean, they are big enough markets that a lot of that should normalize out.

So I can't see the housing market has a direct impact on it. Although, we continue to probe, to try to do the analysis, to see if we can pull it out and find a good indicator. And overall, would I wish housing was booming, oh god, I wish housing was booming. Okay, I do for sure. I guarantee you we are losing something over it, but I can't correlate it to is that a 1% or 3% or something like that, I just can't. I can't pull that out of the numbers.

Jim Barrett

Okay. And then last, you spoke in detail about truck maintenance spending before and I know it's a bit of a step function, but what's your broad outlook on that number going forward over the next couple of years?

Joe Shoen

Well, we're getting a decline this year. Rocky or Jason, jump in if you disagree. We'll hopefully have a decline the following year, but it's going to kind of level out, because now we have some trucks, that two years ago were brand new and now they are 30 months old and so now they are starting to enter maintenance cycle. So this thing will kind of level out here at a point. There is a little bit of lag in what we called the betterments account where some certain large repairs are capitalized and then they're re-

depreciated over a period of months. So there is a little lag there, but we're starting that thing -- that account is starting to normalize out.

So I am looking for continued declines, but I think the declines that we're seeing out of the fleet decisions are going to level off and further declines are going to have to be through some sort of improved management, whether it's the improved management. And we have stuff cooking on that, but trying to get a 5% change on improved management in that is a very tall order. So I would expect them to probably next year level out compared to this year.

Jim Barrett

Okay. Thank you very much for the help.

Operator

(Operator Instructions) Your next question comes from the line of Mr. Simon Willis.

Simon Willis

Before you mention that the U-Haul environment is currently tough and you also said though that the transaction year-over-year is up about 1%. Just in general when you think about it, a tough environment, what type of range would you put on for transactions in terms of growth year-over-year?

Joe Shoen

Well, I'd say somewhere plus or minus 1.5%. Right now, I think we're on a little bit on the plus side. There is a lot of components inside that number. And I seldom see it in the aggregate but that's kind of where you are stuck with having to deal with it. So plus or minus 1.5%, then the question is immediately what impact does that have on revenue? Well, if pricing was stable you'd see 1.5% at least change there, but pricing has not been as stable.

Now I am continuing to work that and we have invested a lot of energy and time and expensed all that energy and time by the way. So, but that could reap a reward and I fully intend for it to, and I have some pretty talented people who think we're going see it. But I'm not going to the bank on it.

Simon Willis

Okay. How would you think of a normal environment versus the tough environment, what type range in terms of year-over-year transactions?

Joe Shoen

I think you're going to see the transactions are going to reflect overall demographics and not so much share movement, assuming we don't see a competitor either exit or enter the marketplace. And so what's overall demographics for moving 5% range okay. Now, inside of that we do other things, as you know, we sell products which when we're doing a good job. We've outpaced that on the sale the products, although, we didn't this year or haven't so far. We also rent self-storage and we've outpaced that on the self-storage front consistently and so that takes the whole topline number and moves it ahead of the demographic number, but I think that's somewhat correct what I'm saying.

Simon Willis

Okay. Would you describe the current pricing environment is more competitive than usual or kind of with in line of the natural competitiveness of the market?

Joe Shoen

I think it's silly because we're running below cost in lots of markets. And I didn't bring a bunch of quotes today but I think two or three calls ago, we quoted like 20 prices and by just -- without of having any inside information knowledge you can deduce they were below the cost of the vehicle ownership. And we haven't for long said you can't lose money here and count on making it there, we don't believe that that's a fundamental good approach because you may have a competitor who is only really active in the market where you think you're going to make some money and they are going to force prices to a normal level.

Simon Willis

Right.

Joe Shoen

So when you do something like run a truck from Florida to Long Island for $129 or $159, you just threw $300 at least right down the gutter. And to say you're going to get that $300 premium for every rental going the other way, I think is a very short-sighted view. I don't think that that's proven itself to be a fact. Now, say, everybody is entitled to their strategies but that's our position, that's not a fact. You rent that thing to that low price, it does a lot of -- one of the biggest things is it confuses the customers to what is a fair price.

Simon Willis

Right.

Joe Shoen

Let's say $159 is a fair price or is your normal price of $700 or $800 is a fair price. And so they don't know if they're getting a good deal or getting gouged, you see. So when they then encounter the $700 price going the other way our experience is they just scream bloody murder and statistically, the person most likely to go from Point A to Point B is the person who just went from Point B to Point A.

Simon Willis

Right.

Joe Shoen

And so they actually do know those prices, you wouldn't think they would, but enough of the customer base knows that maybe 20% or so but, boy, they scream bloody murder and that's demoralizing even at the point of sale because our people at the point of sale are human beings and they are not rip-off artists. And if they think we're trying to rip the customers off, well they are more likely to concede on pricing and then you don't make your money back on the second leg, you see?

Simon Willis

Is that pricing dynamic something new that has come into the market or has that been active for the last couple of years?

Joe Shoen

The Budget organization went through a whole metamorphosis over the last five years and its present iteration is maybe 36 months or newer. And in its present iteration it's been -- I think just simply disorganized. But the net effect is that the consumer believes and you would probably too if you call 10 random, A/B destinations and quoted, you would probably believe they are cutting price.

Simon Willis

Right.

Joe Shoen

So if we stand still on that they will make share, Budget is a legitimate company. They own lots of facilities. They have lots of employee. I am sure they are fine people if you knew them, but we're not going to just stand still and let that go through. But again, if they cut, if they cut a dollar, because the dollar we do is three times the transactions roughly. It's no fun.

Simon Willis

Right, right. Is there any hope or are you optimistic in anyway over the next year or two that this can get resolve?

Joe Shoen

Absolutely. And of course, classically, this is the industry with three major competitors, the one-way truck businesses…..

Simon Willis

Yeah.

Joe Shoen

…Budget, Penske and U-Haul classically you get some price leadership and it manages itself okay. It's when somebody decides they have to gain share from somebody that you get this kind of turbulence. That results in no economic gains for the group, in fact, probably an economic loss. I remain encouraged in the official position of Budget is that they are not doing this. I didn't listen in on their most recent conference calls, but over last year I am sure I have listened to two or three of them and their official position is they are not doing this, but many a slip between the cup and the lip.

As I indicated even with us, if our point of sale thinks we're ripping the customer off, they are much more likely to concede and they have that authority. So if they cave on prices, the net effect is we got less money. And Budget, I think is having its own issues implementing and knowing exactly what it did and why it did it. And I think that's as much at fault, but this is a guess. I don't think these people would fib on a conference call. I think on a conference call they are telling you pretty closely what they really believe is occurring.

But, yeah, when you go out and do pricing in the marketplace, there seems to be a gap between those two views of the world, they are two slices of reality. And I think it's that they have so many new people, the whole thing has been so much, how much you have called the turmoil or whatever and I think it's very difficult to say, well, I know exactly what's happening in Kansas City today because maybe you don't.

Simon Willis

Right.

Joe Shoen

And my hope is that that's largely it. And so by, as I talked about earlier, me trying to get us to exercise price leadership every time we get what we consider to be an opportunity. It's another indicator to them as, hey, don't throw the money away.

Simon Willis

Right

Joe Shoen

Price at cost at least. I mean if you feel a need to discount then price to cost not below your cost and their cost, I mean they are buying trucks, the trucks were made by a small group of people, the boxes are made by a small group of people, we're all competing for a labor force. There is no way they have a cost advantage over us.

Simon Willis

Right.

Joe Shoen

But our view, it's the other way around. But if they certainly don't have a cost advantage over us, so they can't sustain doing that and they posted results are what they've shared anyway has been halfway grim, which I am sure they are being held accountable by their management and Board and shareholders to not have that sort of result and if they perceive that we'll let them come up a little bit. I remain optimistic they will come up, and it has a profound effect on us.

Simon Willis

My last question is outside the step that you've taken on the repair and maintenance line items, are there other things that you can be doing to mitigate the challenging your tough environments on the revenue side?

Joe Shoen

Well, I think the biggest thing is trying to knock people's socks off with improved service. And like a lot of people at the home office, I see lots and lots of the complaints. Every time I see a complaint -- the standard one is that person tells 10 people and you wish to God you'd never made them mad.

Simon Willis

Right.

Joe Shoen

So I'm focusing on that saying, if we could. We're bringing customers in at some kind of steady rate I believe. I believe the differential is how many we're retaining, if that makes sense.

Simon Willis

Yes.

Joe Shoen

And if we up the retention, we'll up the growth. And so I'm focusing on that now. Again, it's not -- I don't have a simple table that will show me arithmetically that I've achieved it. But I see a tremendous level of detail and I can see in the same market a location up 10 and one down 10 and it's not the market, they are identical markets. I mean these are locations within 10 miles of each other in the same basic demos.

Simon Willis

Right.

Joe Shoen

So it has to do fundamental management like in every business. And so I'm focusing on that. I don't see a magic wand or a campaign, I can just produce and that's going to give me x%. So right now I'm focused very hard and have been for some period on, okay, let's simply make the existing customer happier and statistically, we're going to do better.

Simon Willis

Okay.

Joe Shoen

How to do that is a whole of bunch of very minor moves. There is no magic wand, but it's, are your trucks cleaner. I believe our trucks are cleaner than they were last year at this time. And that's a big part of the experience, honest to God, is was the truck clean.

Simon Willis

Right

Joe Shoen

Okay. And they're getting made filthy everyday and there is a whole bunch of macro issues. Truck washing which is a mundane subject comes in much, much less mundane if you're in my job because there is all kinds of markets that won't even let you wash the truck in.

Simon Willis

Okay.

Joe Shoen

You can't turn the hose on and run the water, they won't let you do it. So, okay, but the customer still has the expectation, and you'd darn well better meet their expectation. So let's learn how to do it. I was alluding to some of that in my prepared remarks I talked about these macro issues like sustainability. This is only getting, it's bearing down worse. I got an estimate from somebody the other day and in their estimate they gave me at least 10 lines on what they are doing for sustainability. That's how much they perceive. Those are small business. It's how much they perceive its influencing peoples decision making. Well I can tell you this on that front U-Haul is far ahead of either the Penske or the Budget organization

Simon Willis

Right.

Joe Shoen

And I think our customer expects us to and the better we do it and the better we communicate, it's more likely we're going to get their -- earn their repeat business. And we're doing a far better job relative than our competitors, but at the same time the essence of our business is that we burn our fossil fuel and engage in the mayhem on the roadway. So always going to have somebody who gets in some sort of a tragic accident and I am always burning fuel just as fast as it can be pumped in these truck. So that kind of put us on the wrong end of this deal from a macro point of view.

We're doing a lot of things to make us be -- I don't know what you want to say, the least worst or really better than that. I think we have evidence that indicates we can have a significant positive effect if we implement our business plan exactly like we know how to do it and I won't bore you all with that here today, but selling that at the municipal and state level will engender us to the people who are going to make decisions that could adversely impact us, but basically relate to greenhouse gases and, say, community relations or land use planning, and those are big issues for us in almost every market in North America.

Simon Willis

Thank you very much.

Operator

This concludes our Q&A session. I will now turn the call over to Mr. Shoen.

Joe Shoen

I want to thank you all for your continued support. I wish I had a rosier prediction for the fourth quarter, but I don't. We are going to continue ahead. I believe we have a pretty motivated work group and I look forward to talking to you when we have our year end results.

Operator

This concludes today's conference call. You may now disconnect.